EXHIBIT 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

JUNE 10, 2005

CONTACTS:

MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232	JEFF MOBLEY VICE PRESIDENT INVESTOR RELATIONS AND RESEARCH (405) 767-4763

CHESAPEAKE ENERGY CORPORATION INCREASES QUARTERLY COMMON STOCK DIVIDEND BY 11%, ALSO DECLARES PREFERRED STOCK DIVIDEND

OKLAHOMA CITY, OKLAHOMA, JUNE 10, 2005 - Chesapeake Energy Corporation (NYSE:CHK) today announced that its Board of Directors has declared a $0.05 per share quarterly dividend that will be paid on July 15, 2005 to common shareholders of record on July 1, 2005. This is an increase of 11.1% from the last quarterly common stock dividend that was paid on April 15, 2005. Chesapeake has approximately 315 million common shares outstanding.

Chesapeake’s Board has also declared a quarterly cash dividend on Chesapeake’s 4.125% Cumulative Convertible Preferred Stock, par value $0.01. The dividend for the 4.125% preferred stock is payable on September 15, 2005 to preferred shareholders of record on September 1, 2005 at the quarterly rate of $10.3125 per share. Chesapeake has 313,250 shares of 4.125% preferred stock outstanding with a liquidation value of $313.3 million.

Chesapeake’s Board has declared a quarterly cash dividend on Chesapeake’s 5.0% Cumulative Convertible Preferred Stock (Series 2003), par value $0.01. The dividend for the 5.0% preferred stock is payable on August 15, 2005 to preferred shareholders of record on August 1, 2005 at the quarterly rate of $1.25 per share. Chesapeake has 1.725 million shares of 5.0% preferred stock (Series 2003) outstanding with a liquidation value of $172.5 million.

Chesapeake’s Board has declared a quarterly cash dividend on Chesapeake’s 6.0% Cumulative Convertible Preferred Stock, par value $0.01. The dividend for the 6.0% preferred stock is payable on September 15, 2005 to preferred shareholders of record on September 1, 2005 at the quarterly rate of $0.75 per share. Chesapeake has 102,610 shares of 6% preferred stock outstanding with a liquidation value of $5.1 million.

Chesapeake’s Board has declared a quarterly cash dividend on Chesapeake’s 5.0% Cumulative Convertible Preferred Stock (Series 2005), par value $0.01. The dividend for the 5.0% preferred stock is payable on July 15, 2005 to preferred shareholders of record on July 1, 2005 at the rate of $1.00 per share. Chesapeake has 4.6 million shares of 5.0% preferred stock (Series 2005) outstanding with a liquidation value of $460.0 million.

Chesapeake Energy Corporation is the third largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and producing property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast and Ark-La-Tex (including the Barnett Shale) regions of the United States. The company’s Internet address is www.chkenergy.com.